PML, INC.
Exhibit 6.1
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




                                                     For The Three Months Ended        For The Six Months Ended
                                                            November 30                       November 30
                                                        1997            1996              1997           1996
                                                    ------------    ------------      ------------    -----------

Net  (loss)/income                                  $    (3,101)    $   110,719       $    29,607     $  119,317
Preferred stock dividends accreted                      (12,476)        (12,066)          (24,817)       (24,132)
                                                    ------------    ------------      ------------    -----------
Net (loss)/income after accretion of dividends      $   (15,577)    $    98,653       $     4,790     $   95,185
                                                    ============    ============      ============    ===========


Average number of common shares outstanding           1,777,573       1,776,816         1,777,192      1,776,816
Average number of Class B common stock outstanding      211,551         211,551           211,551        211,551
Effect of common stock equivalents                      277,998          75,000           232,761         55,518
                                                    ------------    ------------      ------------    -----------

Average number of total shares outstanding            2,267,122       2,063,367         2,221,504      2,043,885
                                                    ============    ============      ============    ===========


Net (loss)/income per common share                  $     (0.01)    $      0.05       $      0.00     $     0.05
                                                    ============    ============      ============    ===========
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